Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-1000 Fax (805) 499-3507 www.Amgen.com
News Release

AMGEN APPOINTS RONALD D. SUGAR TO THE

COMPANY’S BOARD OF DIRECTORS

THOUSAND OAKS, Calif. (July 22, 2010) – Amgen (NASDAQ: AMGN) today announced that its board of directors has appointed Ronald D. Sugar to the company’s board, effective immediately. Dr. Sugar, 61, is chairman emeritus of Northrop Grumman Corp. and served as the company’s chairman and chief executive officer from 2003 to 2009. He was president and chief operating officer of Northrop from 2001 to 2003. He has been a director of Chevron Corporation since 2005.

Previously, Dr. Sugar was president, chief operating officer and a director of Litton Industries, chief financial officer of TRW Inc., and president and chief operating officer of TRW Aerospace.

In addition to his service on the Amgen board, Dr. Sugar will serve as a member of the Compensation and Management Development Committee and the Governance and Nominating Committee. His appointment brings the number of Amgen board members to 14.

Dr. Sugar is a member of the National Academy of Engineering, trustee of the University of Southern California, director of the Los Angeles Philharmonic Association and national trustee of the Boys and Girls Clubs of America.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

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CONTACT: Amgen, Thousand Oaks

David Polk, 805-447-4613 (media)

Arvind Sood, 805-447-1060 (investors)